Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Laird Superfood, Inc. of our report dated March 16, 2021, relating to the financial statements of Laird Superfood, Inc. which report appears in the Annual Report on Form 10-K of Laird Superfood, Inc. for the year ended December 31, 2020, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon

November 12, 2021